EXHIBIT 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated November 24, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in EXFO Inc.'s Annual Report on Form 20-F for the year ended August 31, 2017.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Montréal, Québec, Canada
January 16, 2018